Exhibit 99.1

Citadel Broadcasting Corporation

CITADEL BROADCASTING AND CUMULUS MEDIA RECEIVE

APPROVAL OF CITADEL BROADCASTING STOCKHOLDERS TO PROCEED WITH MERGER

LAS VEGAS, September 15, 2011 – Citadel Broadcasting Corporation (“Citadel”) (OTC Link on the OTCQB tier: CDELA, CDELB, & CDDGW) announced today that its holders of Class A common stock and Class B common stock have voted at a special meeting of stockholders to approve Citadel’s proposed merger with an indirect wholly-owned subsidiary of Cumulus Media Inc. The merger agreement has been adopted by 78.51 percent of the outstanding shares of Citadel Class A common stock and Class B common stock voting as a single class and 88.86 percent of the Class A and Class B shares of common stock voting.

As previously announced, all regulatory approvals necessary to complete the merger have been obtained. The merger is now scheduled to close on September 16, 2011.

About Citadel

Citadel Broadcasting Corporation is the third largest radio group in the United States based on revenues, with a national footprint reaching more than 50 markets. Citadel is comprised of 166 FM stations and 59 AM stations in the nation’s leading markets, in addition to owning and operating the Citadel Media business, which is among the largest radio networks in the U.S. For more information, visit www.citadelbroadcasting.com.

Contacts:

Patricia Stratford

Citadel Broadcasting Corporation

212-297-5860

Forward-looking Statements

This press release, as well as other statements made by Citadel, may contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 that reflect, when made, Citadel’s current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to Citadel’s operations and business environment, which may cause the actual results of Citadel to be materially different from any future results, express or implied, by such forward-looking statements. These risks and uncertainties include, but are not limited to, (i) our ability to grow our business, (ii) general economic or business conditions affecting the radio broadcasting industry being less favorable than expected, (iii) changes in the financial markets, (iv) fluctuations in interest rates, and (v) those matters discussed under the captions “Forward-Looking Statements” and “Risk Factors” in Citadel Broadcasting Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010 and its Quarterly Report on Form 10-Q for the second quarter of 2011, filed with the SEC on August 15, 2011.

This press release also contains forward-looking statements regarding the merger of Cumulus and Citadel. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statements. Such factors, include, but are not limited to, the possibility that the merger is not consummated, the failure to satisfy any other conditions to the merger, the failure to realize the expected benefits of the merger, and general economic and business conditions that may affect the companies before or following the merger. Citadel assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.